Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

ETF Transfer Agent Servicing Agreement

This ETF Transfer Agent Servicing Agreement (this “Agreement”) is made and entered into effective as of the last day written on the signature page by and between STERLING CAPITAL FUNDS, a Massachusetts business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, USBGFS is, among other things, in the business of providing administration, accounting, and transfer agency functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBGFS to provide certain services, as expressly delineated and limited herein, to each series of the Trust listed on Exhibit A hereto that are organized and operated as exchange-traded funds (as amended from time to time) (collectively, the “Funds”); and

WHEREAS, the Trust is a series trust that consists of multiple series that include the Funds. Each Fund issues shares of beneficial interest (“Shares”) for each Fund. The Shares shall be created and redeemed in bundles called “Creation Units.” The Trust, on behalf of the Funds, shall create and redeem Shares of each Fund only in Creation Units principally in kind or in cash for portfolio securities of the particular Fund (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a Fund, included in the Trust’s registration statement on Form N-1A; and as authorized under the Order of Exemption granted by the Securities and Exchange Commission. Only brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Fund’s Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares in Creation Units from the Trust. The Trust wishes to engage USBGFS to perform certain services on behalf of the Trust with respect to the creation and redemption of Shares, as the Trust’s agent, namely to provide transfer agent services for Shares of each Fund; and to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation (“NSCC”)) with respect to the settlement of trade orders with Authorized Participants. The Trust has engaged U.S. Bank, National Association (the “Custodian”) to provide custody services under the terms of a Custody Agreement, as supplemented hereby, for the settlement of Creation Units against Deposit Securities and/or cash that shall be delivered by Authorized Participants in exchange for Shares and the redemption of Shares in Creation Unit size against the delivery of Redemption Securities and/or cash of each Fund. The Trust will ordinarily issue for purchase and redeem Shares only in aggregations of Shares known as Creation Units principally in kind or in cash. The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBGFS as Service Provider.

a.	The Trust hereby appoints USBGFS as transfer agent of each Fund on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth on Exhibit B (the “Services”) in accordance with the terms and conditions of this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.

b.	USBGFS shall not be bound by any Trust policies or procedures, or changes thereto, that purport to impose any additional duties, obligations, or care on USBGFS other than as expressly set forth herein, or that purport to affect in any way the Services or the manner in which they are provided.

c.	The Services set forth herein may not be modified or enlarged by implication or course of dealing between the Parties.

d.	USBGFS may use its affiliates to provide any of the Services. Any such affiliate shall be held to the same standard of care as USBGFS would be under this Agreement, and USBGFS shall be responsible for the provision of such Services to the same extent as if provided by USBGFS. The Trust consents to the use of such affiliates and to USBGFS providing to such affiliates any information regarding the Trust or its shareholders as may be required to provide such Services.

e.	USBGFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment.

f.	The Trust or its agent shall furnish to USBGFS the data necessary to perform the Services described herein at such times and in such form as mutually agreed upon.

g.	The Trust may from time-to-time request that USBGFS modify its internal operating procedures with respect to the provision of the Services, which request shall be provided in writing by a duly authorized officer of the Trust or by any other person authorized by the Trust to provide such request. USBGFS is under no obligation to agree to such modifications. If USBGFS agrees to comply with such request, then it shall be entitled to follow such modified operating procedure without further inquiry or diligence, and its actions or inactions in connection with following such modified operated procedures shall be deemed to be within its standard of care under Section 10 for all purposes.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

2.	Compensation.

USBGFS shall be compensated for providing the Services in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit C hereto as are reasonably incurred by USBGFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBGFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBGFS shall only be paid out of the assets and property of the particular Fund involved.

3.	License of Data; Warranty; Termination of Rights.

a.	USBGFS has entered into agreements with various data service providers (each, a “Data Provider”), including, without limitation, MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), Morningstar, Broadridge, FTSE, ICE, and Confluence Technologies to provide data services that may include, without limitation, index returns and pricing information (collectively, the “Data”) to facilitate the services provided by USBGFS to each Fund. These Data Providers have required USBGFS to include certain provisions regarding the use of the Data in this Agreement attached hereto as Exhibit D. The Data is being licensed, not sold, to the Trust. The Trust has a limited license to use the Data only for purposes necessary for valuing each Fund’s assets and making any required reporting relating thereto (the “License”). The Trust does not have any license or right to use the Data for purposes outside the scope of this Agreement including, but not limited to, resale to other users or for use in creating any type of historical database. The Trust acknowledges and agrees that certain Data Providers may also require the Trust or one or more Funds to enter into an agreement directly with the Data Provider for the use of that Data Provider’s Data. The provisions in Exhibit D shall not have any effect upon the standard of care and liability USBGFS has set forth in Section 10 of this Agreement. The Trust acknowledges the proprietary rights that USBGFS and its Data Providers have in the Data.

b.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER. USBGFS IS NOT RESPONSIBLE FOR ANY OF THE DATA ACCESSED BY THE TRUST OR ANY OF ITS SERVICE PROVIDERS OR AGENTS AND USBGFS ASSUMES NO DUTY TO VERIFY SUCH DATA.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

c.	USBGFS may stop supplying some or all Data to the Fund if USBGFS’ Data Providers terminate any agreement to provide Data to USBGFS. Also, USBGFS may stop supplying some or all Data to the Fund if USBGFS reasonably believes after due inquiry that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBGFS’ Data Providers demand that the Data be withheld from the Fund. USBGFS will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

d.	The Trust, on behalf of each Fund, agrees to indemnify and hold harmless USBGFS, its Data Providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Trust’s or any third party’s use of, or inability to use, the Data or any breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBGFS as set forth in Section 10 of this Agreement.

e.	USBGFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under Rule 30b1-9, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires the following provisions to be included in the Agreement:

The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Trust’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Trust’s request, a mutually agreed upon third party auditor (provided that the costs of an audit by a third party shall be borne by the Trust), and (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Trust further agrees that Bloomberg shall be a third party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

4.	Lost Shareholder Due Diligence Searches and Servicing.

The Trust hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes USBGFS to conduct a more in-depth search in order to seek to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder. There can be no guarantee that any in-depth search will be successful.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs.

a.	The Trust acknowledges that it had an opportunity to review, consider and approve the written procedures provided by USBGFS describing various processes used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

b.	The Trust hereby instructs and directs USBGFS to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS and any such amended Procedures will be provided to the Trust. Should the Trust desire that USBGFS perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in writing in the attached fee schedule.

c.	The Trust acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and adoption by the Trust’s board of Trustees (the “Board”) of the Trust’s own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

d.	The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. The Trust has had the opportunity to discuss the Procedures with USBGFS, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

e.	The Trust hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Trust.

f.	USBGFS agrees to certify to the Trust on a periodic basis that the Procedures are being implemented by USBGFS and that the Procedures comply with applicable laws and regulations.

6.	Reserved.

7.	Changes in Accounting Procedures.

USBGFS shall perform its Services in accordance with the accounting practices and procedures of the Trust, provided that any changes to such accounting practices and procedures shall only be effective upon the Services following written notice to and acceptance by USBGFS, which shall not be unreasonably withheld, and which may not be withheld when such change is required by applicable laws. USBGFS agrees to implement such changes in a timely fashion.

8.	Representations & Warranties.

a.	The Trust hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

ii.	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

iv.	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended (the “Securities Act”), for the Funds will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares; and

v.	All records of the Trust provided to USBGFS by the Trust or by any prior or present service provider of the Trust are accurate and complete and USBGFS is entitled to rely on all such records in the form provided.

b.	USBGFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

i.	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

ii.	This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

iii.	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

iv.	It is a registered transfer agent under the Exchange Act.

9.	Reserved.

10.	Standard of Care; Indemnification; Limitation of Liability.

a.	USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to USBGFS’ refusal or material failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement.

b.	Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust, on behalf of each Fund, shall indemnify and hold harmless USBGFS, its affiliates, and their officers, directors, managers, employees, and suppliers (the “USBGFS Indemnified Parties”) from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) (collectively “Losses”) that any such USBGFS Indemnified Party may sustain or incur or that may be asserted against a USBGFS Indemnified Party by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to a USBGFS Indemnified Party by any duly authorized officer of the Trust or by any other person authorized by the Trust to provide such instruction, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or material failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

c.	USBGFS shall indemnify and hold the Trust and its trustees, officers, and employees (collectively the “Trust Indemnified Parties”) harmless from and against any and all Losses that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or material failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law), or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement.

d.	In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefore.

e.	In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts USBGFS’ services under this Agreement. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS as soon as reasonably practicable. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBGFS’ premises and operating capabilities, and books and records maintained on behalf of the Trust at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.

f.	Notwithstanding anything herein to the contrary, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.

g.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Unless it reserves any rights to deny indemnification, the indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim and shall be totally responsible for any liability of the indemnitee, and the indemnitee shall in such situation incur no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

h.	The indemnity and defense provisions set forth in this Section 10 shall indefinitely survive the termination and/or assignment of this Agreement.

i.	If USBGFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

j.	Sterling Capital Funds. The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created under, and the Trustees, as trustees but not individually or personally, acting from time to time under, an Amended and Restated Agreement and Declaration of Trust dated as of August 27, 2025, as amended, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to a particular Fund of the Trust shall be enforceable against the assets of that Fund only, and not against the assets of the Trust generally or any other Fund, and none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of that Fund.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

11.	Proprietary and Confidential Information.

a.	USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities or pursuant to legal process, (iii) to defend a claim brought against USBGFS arising out of or related to any Services provided hereunder, or (iv) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

b.	USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. USBGFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to the shareholders of the Trust (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) ensure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Fund or any Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with applicable laws and regulations and information security practices within the industry (including the encryption of data where necessary or appropriate). Upon written request from the Trust, USBGFS shall provide a written description of its Information Security Program and certifications that the Information Security Program is being implemented and complies with applicable laws and regulations. USBGFS shall provide related reports and information responding to reasonable due diligence requests regarding its compliance with its Information Security Program and shall notify the Trust, expeditiously and without unreasonable delay, and in compliance with applicable law and regulatory requirements, in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of a Fund or Personal Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBGFS shall promptly investigate, remedy and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBGFS shall bear the cost of the Security Breach only if USBGFS is determined to be directly responsible for such Security Breach. In addition to, and without limiting the foregoing, USBGFS shall promptly cooperate with the Trust or any of its affiliates' regulators at USBGFS’s expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

c.	The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the USBGFS. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from USBGFS, shall not be subject to this paragraph.

d.	The Trust shall not make or change any written representations regarding the services provided by or the responsibilities of USBGFS or its affiliates under this Agreement, whether in the Trust’s registration statement, offering documents, marketing or promotional materials, policies, or otherwise, that explicitly or implicitly ascribe to USBGFS or its affiliates any duties or responsibilities under this Agreement that are not specifically stated herein.

e.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of USBGFS as a transfer agent and service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

f.	Nothing in this Agreement is intended to limit a party or any other person from affirmatively reporting to, initiating communications directly with, or providing information and documents (with the exception of information or documents that are subject to legal or other applicable privilege) to any governmental entity, regulator, or self-regulatory organization regarding possible violations of law or regulation without prior notice to the disclosing party.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

12.	Records.

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that records relating to the services to be performed by USBGFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request, provided, however, that the Trust shall bear the reasonable cost of transfer (including, without limitation, costs related to image conversions), and USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction. Notwithstanding anything in this Agreement to the contrary, the Trust acknowledges and agrees that if the Trust elects to use an FTP or other electronic transmission method to communicate trade instructions to USBGFS the Trust shall be responsible for maintaining the Trust’s records as they relate to the Trust’s review and approval of individuals authorized to place trading instructions as described in Rule 31a-1(b)(10) promulgated under the 1940 Act.

13.	Compliance with Laws.

a.	The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the Securities Act; the Exchange Act; the 1940 Act; the Investment Advisers Act of 1940, as amended; the Internal Revenue Code of 1986, as amended (the “Code”); the Sarbanes-Oxley Act of 2002 (the “SOX Act”); the USA PATRIOT Act of 2001; and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Registration Statement. USBGFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

b.	The Trust shall immediately notify USBGFS if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

c.	If, and only to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Trust the following provisions shall apply:

i.	The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.

ii.	The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

iii.	USBGFS shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

iv.	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

v.	USBGFS shall:

1.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

2.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

3.	only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

4.	beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

5.	taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

6.	provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to USBGFS, and inform the Trust of Personal Data breaches without undue delay;

7.	at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

8.	make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

vi.	Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

[1]	For the avoidance of doubt, USBGFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

14.	Term of Agreement; Amendment.

a.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least ninety (90) days prior to the end of the then current term that it will not be renewing the Agreement.

b.	Subject to Section 15, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving ninety (90) days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

c.	USBGFS may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that the continued association with the Funds or the Trust would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

d.	This Agreement shall automatically terminate with respect to any Funds with respect to which the Trust fails to maintain an effective registration statement under the 1940 Act and, if applicable, the Securities Act, or appropriate state securities law filings as necessary to enable the Trust to make a continuous public offering of its shares with respect to such Fund.

e.	This Agreement may be terminated by the non-breaching party upon the breach of the other party of any material term of this Agreement if such breach is not cured within fifteen (15) days of notice of such breach to the breaching party.

f.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Trust and authorized or approved by the Trust’s Board.

15.	Early Termination.

In the absence of a breach of a material term of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

a.	all fees associated with converting services to a successor service provider;

b.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

c.	all miscellaneous costs associated with a.-b. above.

16.	Duties in the Event of Termination.

In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBGFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination. USBGFS is authorized to destroy such books, records, and other data following termination in accordance with its record retention policy and applicable regulatory requirements if the Trust or its designee do not take possession of such records.

17.	Assignment.

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBGFS, or by USBGFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board.

18.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship.

a.	Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

b.	The Trust acknowledges that the Board and officers of the Trust are responsible for management of the Trust and Fund and that USBGFS has no duties or obligations to manage or control the Trust or any Fund. Any duties and obligations of USBGFS are strictly limited to those set forth herein.

c.	The Trust acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as a trustee of the trust such person is serving in their own individual capacity at the pleasure of the shareholders of the Trust and not as a representative or under the direction of USBGFS or any of its affiliates.

d.	The Trust acknowledges and agrees that if any employee of USBGFS or any of its affiliates serves as an officer of the trust, or in any other similar capacity, such person is engaged in such position at the direction of, and subject to the supervision and oversight of, and removal by, the Board of the Trust, and when such person is acting in such capacity they are doing so on behalf of the Trust and not as a representative or under the direction of USBGFS or any of its affiliates.

20.	Services Not Exclusive.

Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity.

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Regulatory Services.

Nothing in this Agreement shall be deemed to appoint USBGFS or any of its officers, directors or employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice. No work performed by employees of USBGFS or its affiliates (whether relating to assisting in the preparation or filing of regulatory materials, compliance with applicable laws, rules, or regulations, or otherwise) shall constitute legal advice. The Trust acknowledges that employees of USBGFS and its affiliates who are attorneys do not represent the Trust and rely on outside counsel retained by the Trust to review all services provided by USBGFS and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between the Trust and USBGFS (or any employee of USBGFS or its affiliates), any information provided may not be privileged and may be subject to compulsory disclosure.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

23.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, to the other party’s address set forth below or on the date sent and confirmed received by email to the other party’s e-mail address set forth below:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services

777 E. Wisconsin Ave.

Milwaukee, WI 53202

Attn: GFS Contracts

Email: GFSContracts@usbank.com

and notice to the Trust shall be sent to:

Sterling Capital Funds

(on behalf of series listed in Exhibit A)

434 Fayetteville Street, Suite 500

Raleigh, NC 27601

Attn: [Todd Miller, Treasurer]

Email: [tmmiller@sterlingcapital.com]

With a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attention: Thomas Hiller

Phone: 617-951-7439

Email: thomas.hiller@ropesgray.com

24.	No Third-Party Rights.

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement, other than the limited third party rights of the Data Providers as expressly set forth herein.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

25.	Multiple Originals; Electronic Signatures.

a.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

b.	This Agreement may be executed by means of electronic signatures, and a signed copy of this Agreement transmitted by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

SIGNATURE PAGES FOLLOW

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer effective as of the last date written below.

STERLING CAPITAL FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	(s)Todd M. Miller	By:	/s/Gregory Farley

Name:	Todd M. Miller	Name:	Gregory Farley

Title:	Treasurer & Secretary	Title:	Sr. Vice President

Date:	December 8, 2025	Date:	December 8, 2025

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

EXHIBIT A

Funds

Sterling Capital National Municipal Bond ETF

Sterling Capital Multi-Strategy Income ETF

Sterling Capital Hedged Equity Premium Income ETF

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

EXHIBIT B

Services

CORE SERVICE LINES

I.	Transfer Agent, Shareholder & Account Services

A.	USBGFS shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund.

1.	Facilitate purchases and redemption of Creation Units;

2.	Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

3.	Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

4.	Record the issuance of Shares of the Trust and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares. USBGFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares;

5.	Prepare and transmit to the Trust and the Trust’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to USBGFS by the Trust) information with respect to purchases and redemptions of Shares;

6.	On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to USBGFS and the Trust the number of outstanding Shares;

7.	On days that the Trust may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to USBGFS, the Trust and DTC the amount of Shares purchased on such day;

8.	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

9.	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

10.	Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

11.	Maintain those books and records of the Trust specified by the Trust and agreed upon by USBGFS;

12.	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

13.	Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Funds;

14.	Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Trust’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and

15.	Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant.

B.	USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ACCURACY OF FUND DATA RECEIVED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF SUCH INFORMATION OR ITS FITNESS FOR A PARTICULAR PURPOSE.

ADDITIONAL AND SUPPLEMENTAL SERVICES

Any additional or supplemental services not listed above may be provided from time to time upon mutual agreement of the parties, subject in all cases to the terms and conditions of this Agreement. Any such additional or supplemental services shall be provided at the fees specified on Exhibit C or at USBGFS’ then current standard rates for such services if not specified.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

EXHIBIT C

Fees

[REDACTED]

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

EXHIBIT D

Required Provisions of Data Service Providers

●	The Trust shall use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party, except as may otherwise be expressly agreed to by the Data Provider.

●	The Trust will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

●	The Trust agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Data, (b) not use the Data for any purpose independent of those for which it is provided by the Data Provider, and (c) exculpate the Data Provider, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Trust’s receipt or use of the Data (including expressly disclaiming all warranties).

●	The Trust will treat the Data as proprietary to the Data Provider. Further, the Trust shall acknowledge that the Data Provider is the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

●	The Trust will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

●	The Trust shall reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

●	The Trust shall assume the entire risk of using the Data and shall agree to hold the Data Providers harmless from any claims that may arise in connection with any use of the Data by the Trust.

●	The Trust acknowledges that the Data Providers may, in their sole and absolute discretion and at any time, terminate USBGFS’ right to receive and/or use the Data.

●	The Trust acknowledges and agrees that the Data Providers are third party beneficiaries of the agreements between the Trust and USBGFS with respect to the provision of the Data, entitled to enforce all provisions of such agreements relating to the Data.

●	THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. USBGFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBGFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

●	THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL USBGFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBGFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.